Exhibit 99.1

                Microvision Announces Third Quarter 2007 Results

   Company Progresses on Key Strategic Milestones, Reduces Quarterly
                           Cash Burn by 17%

    REDMOND, Wash.--(BUSINESS WIRE)--Nov. 1, 2007--Microvision, Inc. (NASDAQ:MVIS), a global leader in light scanning technologies, today reported operating and financial results for the third quarter and first nine months of 2007.

    "Our operating results for the third quarter and first nine months of the year include reaching several important business, development and financial milestones that we believe will move us closer to commercialization of high volume consumer and automotive products based on Microvision's proprietary projection display PicoP(TM) technology," said Alexander Tokman, President and CEO of Microvision.

    "The latest contract with a world leading Asian consumer electronics manufacturer is another example of progress on our strategy to bring PicoP enabled solutions to market. This agreement should allow us to leverage the extensive integration and manufacturing capabilities of one of the world's largest suppliers of mobile phones, digital cameras, and personal media players."

    Operating Results

    -- PicoP for Mobile Projection Applications. PicoP(TM) is an ultra miniature projection module being designed to produce full color, high-resolution images and be small and low power enough to be embedded directly into a mobile device.

        -- Announced an agreement with Motorola to develop pico projector display solutions for mobile applications using Microvision's PicoP display technology. The companies are initially working together to integrate the PicoP projector inside a functioning mobile device for demonstration purposes.

        -- Signed an agreement with an Asian Consumer Electronics Manufacturer to integrate Microvision's PicoP display engine into fully functional stand-alone projector prototypes. The prototypes are expected to be marketed to leading consumer electronics companies for private labeling and distribution for mobile applications.

    -- PicoP for Automotive Applications. Subsequent to the end of the quarter, delivered the first advanced PicoP based projection module for an Automotive Head-Up Display (HUD) to Visteon, a Tier 1 automotive supply partner of Microvision. Visteon plans to use the advanced HUD prototype samples to demonstrate the unique performance characteristics of Microvision's platform technology in order to secure automotive OEM customers.

    -- PicoP for Eyewear Applications. Delivered a demonstrator unit of an innovative eyewear optical system to the U.S. Air Force under the contract awarded by the United States Air Force Research Laboratory in 2006. This initial eyewear optical system is expected to serve as the foundation for a new generation of see-through, full color eyewear display products from Microvision.

    -- ROV(TM) Laser Bar Code Scanner. Subsequent to the end of third quarter, began commercial shipments of the ROV scanner. ROV, with its rich feature set, wide array of accessories, and powerful software, has been designed for a variety of mobility applications to address both simple business environments, and more demanding mobility environments such as construction, field services, transportation, professional services, hospitality, government, retail, manufacturing, and healthcare.

    -- Funding. Completed the call of the company's publicly traded warrants -- raising $34.1 million to fund operations without an increase in the fully diluted common shares outstanding.

    -- Industry Awards. Received 2007 North American Frost & Sullivan Award for Technology Innovation for business and design advancements of a bi-directional MEMS scanning mirror, a key component of the company's PicoP display engine.

    "In addition to the accomplishments listed above, we continued to mature the PicoP technology and strengthen the supply chain for PicoP components while lowering the cash burn from operating activities by 17% to $5.1 million for the quarter. We also added key business development and strategic sourcing resources to increase the capacity and depth of both functions. The entire Microvision team remains focused on achieving the milestones we have communicated to our customers, partners, and shareholders," concluded Tokman.

    Financial Results

    For the nine months ended September 30, 2007, the company reported revenue of $7.5 million compared to $5.2 million for the same period in 2006 and $2.6 million for the three months ended September 30, 2007 compared to $823,000 for the same period in 2006. As of September 30, 2007, the backlog totaled $5.7 million compared to $6.9 million at September 30, 2006.

    The company reported an operating loss for the nine months ended September 30, 2007 of $18.8 million compared to $21.1 million for the same period in 2006 and $6.5 million for the three months ended September 30, 2007 compared to $6.7 million for the same period in 2006.

    The company reported a net loss available to common shareholders of $13.8 million for the nine months ended September 30, 2007 compared to $18.6 million for the same period in 2006 and $4.7 million for the three months ended September 30, 2007 compared to $7.7 million for the same period in 2006. The net loss per share was $0.29 for the nine months ended September 30, 2007 compared to $0.60 for the same period in 2006 and $0.08 for the three months ended September 30, 2007 compared to $0.20 for the same period in 2006.

    Net cash used in operating activities was $5.1 million for the three months ended September 30, 2007 compared to $6.1 million for the same period in 2006. The company ended the quarter with $40.4 million in cash, cash equivalents and investment securities.

    Conference Call

    Microvision will host a conference call to discuss its third quarter 2007 financial and operating results at 4:30 p.m. ET on November 1, 2007. Participants may join the conference call by dialing 866-203-3206 (for U.S. participants) or 617-213-8848 (for
International participants) ten minutes prior to the start of the conference. The conference pass-code number is 68375632. Additionally, the call will be broadcast over the Internet and can be accessed from the Company's web site at www.microvision.com. The web cast and information needed to access the telephone replay will be available through the same link following the conference call.

    About Microvision: www.microvision.com

    Microvision provides a display technology platform designed to enable next generation display and imaging products for pico projectors, vehicles displays, and wearable displays that interface to mobile devices. The company also manufactures and sells its bar code scanner product line which features the company's proprietary MEMS technology.

    Forward-Looking Statements Disclaimer

    Certain statements contained in this release, including those relating to commercialization and future products, future product form factor, product applications, as well as statements containing words like "could," "should," "believe," "expects" and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the Company's forward-looking statements include the following: our ability to raise additional capital when needed; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims and other risk factors identified from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

                          Microvision, Inc.

                            Balance Sheet
                            (In thousands)
                             (Unaudited)
                                           September 30,  December 31,
                                               2007           2006
                                           -------------  ------------

Assets
Current Assets
   Cash and cash equivalents                $   18,484    $    14,552
   Investment securities, available-for-
    sale                                        21,940              -
   Accounts receivable, net of allowances          842          1,166
   Costs and estimated earnings in excess
    of billings on uncompleted contracts         1,261            565
   Inventory                                     1,024          1,043
   Current restricted investments in
    Lumera                                           -         10,693
   Other current assets                          1,362          1,986
                                           -------------  ------------
      Total current assets                      44,913         30,005

Property and equipment, net                      4,124          4,011
Restricted investments                           1,329          1,268
Other assets                                        49             41
                                           -------------  ------------
     Total assets                           $   50,415    $    35,325
                                           =============  ============


Liabilities and Shareholders' Equity
Current Liabilities
   Accounts payable                         $    1,914    $     1,785
   Accrued liabilities                           3,063          3,698
   Billings in excess of costs and
    estimated earnings on uncompleted
    contracts                                      309            200
   Liability associated with common stock
    warrants                                     4,065          2,572
   Liability associated with embedded
    derivative feature                               -             68
   Current portion of notes payable                  -          2,418
   Current portion of capital lease
    obligations                                     45             45
   Current portion of long-term debt                63             59
                                           -------------  ------------
        Total current liabilities                9,459         10,845

Capital lease obligations, net of current
 portion                                            98            132
Long-term debt, net of current portion             409            457
Deferred rent, net of current portion            1,799          2,027
                                           -------------  ------------
        Total liabilities                       11,765         13,461
                                           -------------  ------------

Commitments and contingencies

Shareholders' Equity
    Common stock at par value                       57             43
    Additional paid-in capital                 291,713        253,086
    Receivables from related parties, net            -           (250)
    Accumulated other comprehensive income         279          8,619
    Accumulated deficit                       (253,399)      (239,634)
                                           -------------  ------------
      Total shareholders' equity                38,650         21,864
                                           -------------  ------------
Total liabilities and shareholders' equity  $   50,415    $    35,325
                                           =============  ============


                          Microvision, Inc.

                       Statement of Operations
            (In thousands, except earnings per share data)
                             (Unaudited)

                                Three months ended Nine months ended
                                   September 30,      September 30,
                                --------------------------------------
                                    2007     2006      2007      2006
                                --------- -------- --------- ---------


Contract revenue                $  2,301  $   541  $  6,422  $  3,657
Product revenue                      298      282     1,074     1,544
                                --------- -------- --------- ---------
     Total revenue                 2,599      823     7,496     5,201
                                --------- -------- --------- ---------

Cost of contract revenue           1,349      343     3,576     2,493
Cost of product revenue              404      675     1,134     3,650
                                --------- -------- --------- ---------
Total cost of revenue              1,753    1,018     4,710     6,143
                                --------- -------- --------- ---------

   Gross margin                      846     (195)    2,786      (942)
                                --------- -------- --------- ---------

Research and development
 expense                           3,694    2,855    10,247     7,316
Sales, marketing, general and
 administrative expense            3,691    3,652    11,328    13,066
Gain on disposal of fixed
 assets                                -        -         -      (198)
                                --------- -------- --------- ---------
     Total operating expenses      7,385    6,507    21,575    20,184
                                --------- -------- --------- ---------

Loss from operations              (6,539)  (6,702)  (18,789)  (21,126)

Interest income                      526      236       860       484
Interest expense                     (14)  (1,346)     (499)   (4,804)
Gain (loss) on derivative
 instruments, net                    883      125    (1,709)    3,179
Other expense                         (8)      (5)      (25)      (16)
                                --------- -------- --------- ---------

Net loss before Lumera
 transactions                     (5,152)  (7,692)  (20,162)  (22,283)

Equity in losses of Lumera             -        -         -      (290)
Gain on sale of investment in
 Lumera                              434        -     6,397     7,270
                                --------- -------- --------- ---------

Net loss                          (4,718)  (7,692)  (13,765)  (15,303)

Stated dividend on mandatorily
 redeemable convertible
 preferred stock                       -        -         -       (59)
Accretion to par value of
 preferred stock                       -        -         -      (138)
Inducement for conversion of
 preferred stock                       -        -         -    (3,076)
                                --------- -------- --------- ---------

Net loss available for common
 shareholders                   $ (4,718) $(7,692) $(13,765) $(18,576)
                                ========= ======== ========= =========

Net loss per share - basic and
 diluted                        $  (0.08) $ (0.20) $  (0.29) $  (0.60)
                                ========= ======== ========= =========

Weighted-average shares
 outstanding - basic and
 diluted                          56,236   38,437    47,683    30,997
                                ========= ======== ========= =========

    CONTACT: Microvision, Inc.
             Tiffany Bradford, 425-936-6847 (investors)
             Matt Nichols, 425-882-6657 (media)